UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2015

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdictionof incorporation)	(CommissionFile Number)	(IRS Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 484-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2015, ITUS Corporation (the “Company”) entered into an At Market Issuance Sales Agreement (the “Agreement”) with National Securities Corporation (the “Agent” or “National”) to create an at-the-market equity program under which it may sell up to $10,000,000 worth of its common stock (the “Shares”) from time to time through National, as sales agent (the “ATM Offering”). Under the Agreement, the Agent will be entitled to a commission at a fixed commission rate of 3% of the gross proceeds from each sale of Shares under the Agreement.

Sales of the Shares, if any, under the Agreement may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including on the NASDAQ Capital Market, at market prices or as otherwise agreed with the Agent. The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Agreement or terminate the Agreement.

The Shares will be issued pursuant to the Company’s previously filed Registration Statement on Form S-3, as amended (File No. 333-206782) that was declared effective on September 18, 2015. On October 2, 2015, the Company filed a Prospectus Supplement relating to the ATM Offering with the Securities and Exchange Commission. This Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Agreement is filed as Exhibit 10.1 to this Report. The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed herewith as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	At Market Issuance Sales Agreement, dated October 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2015

ITUS CORPORATION

By: /s/ Robert A. Berman

       Name: Robert A. Berman

       Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

Description

10.1	At Market Issuance Sales Agreement, dated October 2, 2015.